Exhibit 99.1

Elden Smith Succeeds Ed Caudill as Fleetwood’s President and Chief Executive Officer

RIVERSIDE, Calif., March 9, 2005 /PRNewswire-FirstCall via COMTEX/ — The board of directors of Fleetwood Enterprises, Inc. (NYSE: FLE) today announced Elden L. Smith has been named president and chief executive officer, succeeding Edward B. Caudill who has stepped down.

Smith, 64, previously served as senior vice president of Fleetwood’s recreational vehicle group until his retirement in 1997. He joined the Company in 1968 and held positions of increasing responsibility within the Company’s recreational vehicle group. He served as the executive in charge of the RV Group from 1973 until his retirement. Under his guidance the RV Group’s revenues grew from $39 million to more than $1.3 billion.

Smith has also been appointed as a member of the board of directors of Fleetwood, with a term expiring at the September 2007 annual meeting of shareholders. Thomas B. Pitcher will continue as the non-executive chairman of the board.

Pitcher said, “Elden is a well known and respected leader in the RV industry, and he possesses a solid understanding of the manufactured housing business. He brings a wealth of knowledge back to Fleetwood, and we believe his experience and strong dealer relationships will enable him to make an immediate positive impact. During his nearly 30 years with the Company, Elden was appreciated as an exemplary team builder. Many of us on the board had the opportunity to work with Elden when he was with Fleetwood previously; we have tremendous respect for him. We were pleased to discover his readiness to rejoin this fine company.”

Smith is a past chairman of the Recreation Vehicle Industry Association (RVIA) and served on the association’s board for more than 20 years. He holds a bachelor’s degree in business administration and economics from Whittier College.

“The entire board of directors thanks Ed Caudill for his contributions over the past two and a half years,” Pitcher added. “His efforts in building a deeper executive team will serve Fleetwood well as we implement our strategies to improve performance and build shareholder value.”

About Fleetwood

Fleetwood Enterprises, Inc., is one of the nation’s largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; the Company’s ability to successfully meet its obligations with respect to Section 404 of the Sarbanes-Oxley Act; and the Company’s ability to obtain financing needed in order to execute its business strategies.

Contact: Lyle Larkin, Vice President-Treasurer (951) 351-3535

Kathy Munson, Director-Investor Relations (951) 351-3650

SOURCE Fleetwood Enterprises, Inc.

Lyle Larkin, Vice President-Treasurer, +1-951-351-3535, or Kathy Munson, Director-Investor Relations, +1-951-351-3650, both of Fleetwood Enterprises, Inc.